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                                                           EXHIBIT 23.02





                        Consent of Independent Auditors
                        -------------------------------


The Board of Directors
Worldtalk Communications Corporation:


We consent to incorporation herein by reference of our report dated February 4, 1997, relating to the consolidated balance sheets of Worldtalk Communications Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of Worldtalk Communications Corporation and to the reference to our firm under Item 5 in the registration statement.



                                         KPMG Peat Marwick LLP

San Jose, California
August 1, 1997